Filed pursuant to Rule 424(B)(3)
Registration No. 333-140974

12,214,057 SHARES OF CLASS A STOCK

        This prospectus relates to the resale by certain selling stockholders from time to time of up to 12,214,057 shares of the Class A Stock of Ampal-American Israel Corporation, including 4,071,352 shares issuable upon the exercise of outstanding warrants and 8,142,705 shares of Class A Stock outstanding prior to the effective date of this prospectus. We will not receive any proceeds from the sale of the shares offered by this prospectus.

        The selling stockholders identified in this prospectus, or their pledges, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        Our Class A Stock trades on the NASDAQ Global Market under the symbol “AMPL” and on the Tel Aviv Stock Exchange under the symbol “àîôì”. On May 31, 2007, the closing sale price of our Class A Stock was $5.38 per share on the NASDAQ Global Market and NIS 21.68 per share on the Tel Aviv Stock Exchange. You are urged to obtain current market quotations for the Class A Stock.

        See “Risk Factors” on page 3 to read about factors you should consider before buying shares of the Class A Stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 5, 2007.

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone else to provide you with different or additional information. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. The information in this prospectus may only be accurate on the date of this prospectus and is subject to change after such date.

SUMMARY OF PROSPECTUS

        As used in this prospectus, the terms “Ampal,” “we,” “us,” “our,” and “Company” refer to Ampal-American Israel Corporation and its consolidated subsidiaries, unless the context indicates otherwise.

        We prepare our financial statements in United States dollars and in accordance with generally accepted accounting principles as applied in the United States, referred to as U.S. GAAP. In this prospectus, references to “$” and “dollars” are to United States dollars and references to “NIS” and “shekels” are to New Israeli Shekels.

        As used in this prospectus, the terms “NASDAQ” and “TASE” refer to the NASDAQ Global Market (formerly, the NASDAQ National Market) and to the Tel Aviv Stock Exchange, respectively. As used in this prospectus, the term “SEC” refers to the United States Securities and Exchange Commission.

        This summary highlights selected information in this prospectus and may not contain all of the information that is important to you. To better understand this offering, you should carefully read this entire prospectus, including the “Risk Factors” section contained in this prospectus. You should also read the financial statements and the notes to those statements and the other information about us that is incorporated by reference into this prospectus.

Our Company

Introduction

        Ampal is a New York corporation founded in 1942. The mailing address of our principal executive offices is 111 Arlozorov Street, Tel Aviv, Israel 62098, and our telephone number is (866) 447-8636 or 972-3-6080100.

        We primarily acquire interests in businesses that have principal operations that are Israel-related. Our investment focus is principally on companies or ventures where we can exercise significant influence, on our own or with investment partners, and use our management experience to enhance those investments. An important objective of ours is to seek investments in companies that operate in Israel. In determining whether to acquire an interest in a specific company, we consider potential return on investment, growth potential, projected cash flow, quality of management, investment size and financing, and the reputation of our potential investment partners.

        We invest principally in the following industry segments:

—	Energy, which is comprised solely of our holdings in East Mediterranean Gas Company, S.A.E.;

—	Real Estate, which is comprised of our wholly-owned subsidiaries and our investees that own, construct, or operate real estate; and

—	Leisure Time, which is comprised of our holdings through our investees of certain country club facilities in Israel.

        We currently have 13 employees and our subsidiaries, in total, employ approximately 293 employees.

        Our Class A Stock trades on the NASDAQ Global Market under the symbol “AMPL” and, since August 8, 2006, on the Tel Aviv Stock Exchange under the symbol “àîôì”.

Our Strategy

        Our strategy is to invest opportunistically in undervalued assets with an emphasis on the following sectors: Energy, Real Estate and Leisure Time. We believe that past experience, current opportunities, and a deep understanding of the above-referenced sectors both within Israel and internationally will allow our management to bring high returns to our shareholders. We emphasize investments that have long-term growth potential over investments which yield only short-term returns.

        We provide our investee companies with ongoing support through our involvement in our investees’ strategic decisions and by introducing our investees to the financial community, investment bankers and other potential investors both in and outside of Israel.

THE OFFERING

Class A stock offered	12,214,057 shares, including 4,071,352 shares issuable upon the exercise of the Warrants and 8,142,705 shares of Class A stock outstanding prior to the effective date of this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Class A stock

NASDAQ Global Market Symbol	"AMPL"

RISK FACTORS

        In considering whether to purchase the securities being offered by this prospectus, you should carefully consider the risks described below, together with the other information contained in this prospectus.

        An investment in our securities involves risks and uncertainties. These risks and uncertainties could cause our actual results to differ materially from our historical results or the results contemplated by any forward-looking statements contained in this prospectus. The risks described below are not the only risks we face or that an investor in our securities face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. You should consider the following factors carefully, in addition to the other information contained in this prospectus or incorporated by reference herein, before deciding to purchase, sell or hold our securities:

Risk Factors Related to Ampal

Because most of the companies in which we invest conduct their principal operations in Israel, we may be adversely affected by the economic, political, social and military conditions in the Middle East.

        Most of the companies in which we directly or indirectly invest have principal operations that are Israel-related. We may, therefore, be directly affected by economic, political, social and military conditions in the Middle East, including Israel’s relationship with the Palestinian Authority and Arab countries. In addition, many of the companies in which we invest are dependent upon materials imported from outside of Israel. We also have interests in companies that export significant amounts of products from Israel. Our existing 12.5% stake in East Mediterranean Gas Company, an Egyptian joint stock company, represents a substantial portion of our investment portfolio and may be particularly sensitive to conditions in the Middle East. Accordingly, our operations could be materially and adversely affected by acts of terrorism or if major hostilities should continue or occur in the future in the Middle East or trade between Israel and its present trading partners should be curtailed, including as a result of acts of terrorism in the United States. Any such effects may impact our value and the value of our investee companies.

        During the summer of 2006, Israel was engaged in a military conflict with the Hizballa movement in Lebanon. This conflict was the most violent outbreak of hostilities in which Israel has been involved during the past several years. This situation had an adverse effect on the economy, primarily in the relevant geographic areas. Although we do not believe that this situation has had a material adverse effect on our business or financial condition, if such situation resumes and/or escalates, the adverse economic effect may deepen and spread to additional areas and may materially adversely affect the Company and its subsidiaries’ business and financial condition.

Because of our significant investment in EMG, we may be adversely affected by changes in the financial condition, business, or operations of EMG.

        As of December 31, 2006, the Company beneficially owns approximately 12.5% of EMG, which constitutes our single largest holding. As a result, changes in the financial condition, business or operations of EMG, including, without limitation, unexpected delays in first gas delivery, the completion of the pipeline, and the ability of EMG to utilize the pipeline, whether as a result of environmental, regulatory or political issues or otherwise, may impact our ability to receive dividends from EMG which could adversely affect our operations and financial condition. Additionally, we have a minority interest in EMG, and therefore, do not have the ability to direct the affairs of EMG.

The SEC may re-examine, suspend or modify our exemption from the Investment Company Act of 1940, as amended.

        In 1947, the SEC granted us an exemption from the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an exemptive order. The exemptive order was granted based upon the nature of our operations. There can be no assurance that the SEC will not re-examine the exemptive order and revoke, suspend or modify it. A revocation, suspension or material modification of the exemptive order could materially and adversely affect us unless we were able to obtain other appropriate exemptive relief. In the event that we become subject to the provisions of the 1940 Act, we could be required, among other matters, to make changes, which might be material, to our management, capital structure and methods of operation, including our dealings with principal shareholders and their related companies.

As most of our investee companies conduct business outside of the United States, we are exposed to foreign currency and other risks.

        We are subject to the risks of doing business outside the U.S., including, among other risks, foreign currency exchange rate risks, changes in interest rates, equity price changes of our investee companies, import restrictions, anti-dumping investigations, political or labor disturbances, expropriation and acts of war. No assurances can be given that we will be protected from future changes in foreign currency exchange rates that may impact our financial condition or performance.

        Foreign securities or illiquid securities in our portfolio involve higher risk and may subject us to higher price volatility. Investing in securities of foreign issuers involves risks not associated with U.S. investments, including settlement risks, currency fluctuations, local withholding and other taxes, different financial reporting practices and regulatory standards, high costs of trading, changes in political conditions, expropriation, investment and repatriation restrictions, and settlement and custody risks.

Changes in accounting standards and taxation requirements could affect our financial results.

        New accounting standards or pronouncements that may become applicable to the Company from time to time, or changes in the interpretation of existing standards and pronouncements, could have a significant effect on our reported results for the affected periods. We are also subject to income tax in the numerous jurisdictions in which we generate revenues. Increases in income tax rates could reduce our after-tax income from affected jurisdictions.

We have had a history of losses which may ultimately compromise our ability to implement our business plan.

        We have had losses in four of the past five fiscal years. The net loss for 2006 was approximately $7.1 million. We will continue to make investments opportunistically and to divest ourselves from certain assets which we believe lack growth potential. However, if we are not able to generate sufficient revenues or we have insufficient capital resources, we will not be able to implement our business plan of investing in, and growing, companies with strong long-term growth prospectus and investors will suffer a loss in their investment. This may result in a change in our business strategies.

The loss of key executives could cause our business to suffer.

        Yosef A. Maiman, the Chairman of our board of directors, President & CEO, and other key executives have been key to the success of our business to date. The loss or retirement of such key executives and the concomitant loss of leadership and experience that would occur could adversely affect us.

We are controlled by a group of investors, which includes Yosef A. Maiman, our Chairman, and this control relationship could discourage attempts to acquire us.

        A group of shareholders consisting of Yosef A. Maiman, our Chairman, Ohad Maiman, Noa Maiman, and Yoav Maiman, and the companies Merhav (M.N.F.) Limited, De Majorca Holdings Ltd. and Di-Rapallo Holdings Ltd. beneficially owns approximately 62.0% of the voting power of our Class A Stock. The group was formed in recognition of the Maiman family’s strong connection with the Company and in furtherance of the group’s common goals and objectives as shareholders, including the orderly management and operation of the Company. By virtue of its ownership of Ampal, this group is able to control our affairs and to influence the election of the members of our board of directors. This group also has the ability to prevent or cause a change in control of Ampal. Mr. Maiman owns 100% of the economic shares and one-quarter of the voting shares of De Majorca and Di-Rapallo. Merhav (M.N.F.) Limited is wholly owned by Mr. Maiman.

Because we are a “controlled company,” we are exempt from complying with certain listing standards of the NASDAQ Global Market (“NASDAQ”).

        Because a group of investors who are acting together pursuant to an agreement hold more than 50% of the voting power of our Class A Stock, we are deemed to be a “controlled company” under the rules of NASDAQ. As a result, we are exempt from the NASDAQ rules that require listed companies to have (i) a majority of independent directors on the board of directors, (ii) a compensation committee and nominating committee composed solely of independent directors, (iii) the compensation of executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors and (iv) a majority of the independent directors or a nominating committee composed solely of independent directors elect or recommend director nominees for selection by the board of directors. Accordingly, our directors who hold management positions or who are otherwise not independent have greater influence over our business and affairs.

We do not publish the value of our assets.

        It is our policy not to publish the value of our assets or our views on the conditions of or prospects for our investee companies. To the extent the value of our ownership interests in our investee companies were to experience declines in the future, our performance would be adversely impacted.

We do not typically pay cash dividends on our Class A Stock.

We have not paid a dividend on our Class A Stock other than in 1995. Past decisions not to pay cash dividends on Class A Stock reflected our policy to apply retained earnings, including funds realized from the disposition of holdings, to finance our business activities and to redeem or repay our outstanding debt, including our $58,000,000 unsecured debentures on which principal payments commence in 2011. The payment of cash dividends in the future will depend upon our operating results, cash flow, working capital requirements and other factors we deem pertinent.

The market price per share of our Class A Stock on NASDAQ and TASE fluctuates and has traded in the past at less than our book value per share.

Stock prices of companies, both domestically and abroad, are subject to fluctuations in trading price. Therefore, as with a company like ours that invests in stocks of other companies, our book value and market price will fluctuate, especially in the short term. As of May 31, 2007 the market price on NASDAQ was $5.38 per share. However our shares have in the past traded below book value. You may experience a decline in the value of your investment and you could lose money if you sell your shares at a price lower than you paid for them.

Our Class A Stock may not be liquid.

Our Class A Stock is currently traded on NASDAQ and the TASE. The trading volume of our Class A Stock may be adversely affected due to the limited marketability of our Class A Stock as compared to other companies listed on NASDAQ and the TASE. Accordingly, any substantial sales of our Class A Stock may result in a material reduction in price of our Class A Stock because relatively few buyers may be available to purchase our Class A Stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This prospectus includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to us that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. We may also from time to time make forward-looking statements in our reports to the SEC on Form 10-K, Form 10-Q and Form 8-K, in our annual report to shareholders, in prospectuses, in press releases and other written materials, and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. When used in this prospectus, the words “anticipate,” “believe,” estimate,” “expect,” “intend,” “plan,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements reflect our current views with respect to future events or our future financial performance, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel or the Middle East, in the global business and economic conditions in the different sectors and markets where our portfolio companies operate and other risks detailed in our SEC filings.

        SHOULD ANY OF THOSE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS OR OUTCOME MAY VARY FROM THOSE DESCRIBED THEREIN AS ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED. SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US OR PERSONS ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS IN THIS PARAGRAPH AND ELSEWHERE DESCRIBED IN THIS PROSPECTUS AND OTHER DOCUMENTS. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.

USE OF PROCEEDS

        This prospectus relates to shares of our Class A Stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of Class A Stock in this offering. For information about the selling stockholders, see “Selling Stockholders”.

SELLING STOCKHOLDERS

        On December 28, 2006, we sold to institutional investors in Israel 8,142,705 shares of our Class A Stock and warrants to purchase an additional 4,071,352 shares of our Class A Stock for an aggregate price of $37,863,577 (based on a price per share of $4.65). The warrants will expire on August 27, 2007. The shares issued to the institutional investors and the shares of Class A Stock underlying the warrants issued to the institutional investors are the subject of this prospectus. We agreed in a registration rights agreement to keep the registration statement covering such shares and shares underlying the warrants effective until the earlier of (i) five years after the effective date of such registration statement, (ii) the date on which all securities covered by this prospectus have been publicly sold and (iii) such time as the securities covered by this prospectus may be sold under Rule 144(k) of the Securities Act, as amended.

        The following table also sets forth the name of each person who is offering the resale of shares of Class A Stock by this prospectus, the number of shares of Class A Stock beneficially owned by each person, the number of shares of Class A Stock that may be sold in this offering and the number of shares of Class A Stock each person will own after the offering, assuming they sell all of the shares offered. We will not receive any proceeds from the resale of the Class A Stock by the selling stockholders.

	A	B	C	D	E
Name	Outstanding Shares Owned	Shares Underlying Warrants to Acquire Class A Stock	Total Shares (Based on Columns A and B) Beneficially Owned Prior to Offering	Shares Offered Hereby	Shares Owned After Offering

Toza Leumi Kupat Tagmulim
Leatzmaim Veleshrim	121,000	60,500	181,500	181,500	0

Tzur Leumi Kupat Tagmukim
Leatzmaim	98,505	49,252	147,757	147,757	0

Sagi Leumi Kupat Tagmulim
Leatzmaim Veleshim	35,807	17,904	53,711	53,711	0

Yaad Kupat Tagmulim Leatzmaim	10,386	5,193	15,579	15,579	0

Keshet Leumi Kupat Tagmulim
Leatzmaim Veleshirim	5,214	2,607	7,821	7,821	0

Rimon Kupat Tagmulim
Leatzmaim Veleshirim	6,218	3,109	9,327	9,327	0

Leumi Gemel Lepitzuim-Maslul
Klaly	948	474	1,422	1,422	0

Leumi Etgarim Lepitzuim Maslulit
- Maslul Klaly M	2,468	1,234	3,702	3,702	0

Signon Leumi Kupat Tagmulim
Leatzmaim Veleshirim Vepitzuim -
Maslul Klaly	7,586	3,793	11,379	11,379	0

Leumi Etgarim Kupat Tagmulim
Leatzmaim Veleshirim Veishit
Lepitzuim - Maslul Klaly	6,116	3,058	9,174	9,174	0

Signon Leumi Kupat Tagmulim
Leatzmaim Veleshirim Veishit
Lepitzuim - Maslul Klaly	21,673	10,836	32,509	32,509	0

	A	B	C	D	E
Name	Outstanding Shares Owned	Shares Underlying Warrants to Acquire Class A Stock	Total Shares (Based on Columns A and B) Beneficially Owned Prior to Offering	Shares Offered Hereby	Shares Owned After Offering

Leumi Gemel Lepitzuim - Maslul
Menayot	401	201	602	602	0

Nidbachim Kupat Tagmulim
Leatzmaim Veleshirim Veishit
Lepitzuim	3,083	1,542	4,625	4,625	0

Sion Leumi Kupat Tagmulim
Leatzmayim	135,000	67,500	202,500	202,500	0

Rakia Kupat Tagmulim Leatzmaim
Veleshirim Veishit Lepitzuim	58,774	29,387	88,161	88,161	0

Leumi Kupa Merkazit Lepitzuim	106,000	53,000	159,000	159,000	0

Otzma Leumi Kupat Tagmulim
Leatzmaim	431,084	215,542	646,626	646,626	0

Menora mivtachim pansion ltd	645,161	322,581	967,742	967,742	0

Menora Mivtachim Gemel Ltd.	107,527	53,763	161,290	161,290	0

"Gadish" Menaged By "Gad-
Gmulim" Hevra Lenihul Kupot
Gemel Ltd.	349,000	174,500	523,500	523,500	0

"Tagmulim" Menaged By "Gad-
Gmulim" Hevra Lenihul Kupot
Gemel Ltd.	80,000	40,000	120,000	120,000	0

"Poalim Merkazit Lepitzuim"
Menaged By "Kovetz" Hevra
Lenihul Kupot Gemel Ltd.	44,000	22,000	66,000	66,000	0

"Keren Or" Menaged By "Kovetz"
Hevra Lenihul Kupot Gemel Ltd.	53,000	26,500	79,500	79,500	0

"Katzir" Menaged By "Kovetz"
Hevra Lenihul Kupot Gemel Ltd.	34,000	17,000	51,000	51,000	0

"T`Euza" Menaged By "Kovetz"
Hevra Lenihul Kupot Gemel Ltd.	26,000	13,000	39,000	39,000	0

"Dinamit" Menaged By "Kovetz"
Hevra Lenihul Kupot Gemel Ltd.	6,000	3,000	9,000	9,000	0

"Kav Habriuth" Kupat Gemel
Letagmulim Ulepitzuim Ltd.	15,000	7,500	22,500	22,500	0

	A	B	C	D	E
Name	Outstanding Shares Owned	Shares Underlying Warrants to Acquire Class A Stock	Total Shares (Based on Columns A and B) Beneficially Owned Prior to Offering	Shares Offered Hereby	Shares Owned After Offering

"Marpe" Menaged By "Kovetz"
Hevra Lenihul Kupot Gemel Ltd.	2,000	1,000	3,000	3,000	0

"Yeter" Menaged By "Kovetz"
Hevra Lenihul Kupot Gemel Ltd.	19,000	9,500	28,500	28,500	0

"Peles" Keren Gmulim
Le`Atzmaim Ltd.	2,000	1,000	3,000	3,000	0

"Bar" Keren Gmulim Ltd.	57,000	28,500	85,500	85,500	0

"K.S.M" Keren Hishtalmut Le
Biohimaim Umicrobiologim Ltd.	4,000	2,000	6,000	6,000	0

Keren Hishtalmut
Le`Mishpetanim Ltd.	5,000	2,500	7,500	7,500	0

Keren Hishtalmut Le`Shoftim Ltd.	1,000	500	1,500	1,500	0

"Kineret" Menaged By "Kovetz"
Hevra Lenihul Kupot Gemel Ltd.	197,000	98,500	295,500	295,500	0

"Reuth" Keren Hishtalmut Ltd.	33,000	16,500	49,500	49,500	0

Keren Hishtalmut Le`Pkidim Ovdei
Haminhal Vehasherutim Ltd.	11,000	5,500	16,500	16,500	0

Keren Hishtalmut Le`Ovdei
Harashuyot Hamekomiot Ltd.	34,000	17,000	51,000	51,000	0

"Assif" Hevra Lenihul Kupot
Gemel Ltd.	2,000	1,000	3,000	3,000	0

"Kinarot" Menaged By "Kovetz"
Hevra Lenihul Kupot Gemel Ltd.	3,000	1,500	4,500	4,500	0

"Kinarot" Menaged By "Kovetz"
Hevra Lenihul Kupot Gemel Ltd.	1,000	500	1,500	1,500	0

"Keren Segel Oniversitat Haifa"
Menaged By "Asif" Hevra Lenihul
Kupot Gemel Ltd.	2,000	1,000	3,000	3,000	0

"Katedra" Kupat Gemel Lehavre
Hsegel Hakademi Batechnion
Menaged By "Asif" Hevra Lenihul
Kupot Gemel Ltd.	1,000	500	1,500	1,500	0

"Niv" Menaged By "Asif" Hevra
Lenihul Kupot Gemel Ltd.	3,000	1,500	4,500	4,500	0

	A	B	C	D	E
Name	Outstanding Shares Owned	Shares Underlying Warrants to Acquire Class A Stock	Total Shares (Based on Columns A and B) Beneficially Owned Prior to Offering	Shares Offered Hereby	Shares Owned After Offering

The Phoenix Insurrane Company Ltd.	215,054	107,527	322,581	322,581	0

The Phoenix Insurrane Company
Ltd. Life Participate Portfolio	645,161	322,581	967,742	967,742	0

Clal Insurace Company Ltd.	215,054	107,527	322,581	322,581	0

Clal Gemel Ltd: Study Fund For Managers	114,233	57,116	171,349	171,349	0

Clal Gemel Ltd: Clal Compensation Fund	10,000	5,000	15,000	15,000	0

Clal Gemel Ltd: Tagmulim
Providentn Fund	25,000	12,500	37,500	37,500	0

Clal Gemel Ltd: Mahala Central Fund	120	60	180	180	0

Clal Gemel Ltd: Kehila Study Fund	30,000	15,000	45,000	45,000	0

Clal Gemel Ltd: Clal Iameandes
Study Fund	200	100	300	300	0

Clal Gemel Ltd: Almog
Compensation Fund	6,500	3,250	9,750	9,750	0

Clal Gemel Ltd: Enbar Provident Fund	22,000	11,000	33,000	33,000	0

Clal Gemel Ltd: Dagesh Hazak
Provident Fund	4,000	2,000	6,000	6,000	0

Clal Gemel Ltd: Meitavit Gemel
Provident Fund	3,000	1,500	4,500	4,500	0

Harel Investment House	215,049	107,524	322,573	322,573	0

Migdal Insurance Company Ltd.	817,204	408,602	1,225,806	1,225,806	0

Hamagen Insurance Co.Ltd	172,043	86,022	258,065	258,065	0

New Makefet Pension & Benefit
Funds Management	279,570	139,785	419,355	419,355	0

New Makefet Management Of
Provident Funds	3,011	1,505	4,516	4,516	0

Migdal Management Of Provident Funds	21,720	10,860	32,580	32,580	0

	A	B	C	D	E
Name	Outstanding Shares Owned	Shares Underlying Warrants to Acquire Class A Stock	Total Shares (Based on Columns A and B) Beneficially Owned Prior to Offering	Shares Offered Hereby	Shares Owned After Offering

Yozma Vatika	15,699	7,849	23,548	23,548	0

Clal Insurance Company (Profit Participating)	591,381	295,690	887,071	887,071	0

Clal Insurance Company (Clli 2004)	20,000	10,000	30,000	30,000	0

Clal Insurance Company (Clli 1)	25,000	12,500	37,500	37,500	0

Clal Insurance Compny (Clli 2)	10,000	5,000	15,000	15,000	0

Clal Insurance Company (Clal Menaiot)	13,000	6,500	19,500	19,500	0

Yahavit Provident Fund	109,520	54,760	164,280	164,280	0

Hisachon Yahav Providant Fund	94,840	47,420	142,260	142,260	0

Hishtalmut Vehisachon Study Fund	171,984	85,992	257,976	257,976	0

Menora Mivtachim Gemel Ltd.	90,000	45,000	135,000	135,000	0

Menora Mivtachim Insurance Ltd.	555,161	277,581	832,742	832,742	0

Metavit - Atudot (Sapir)	161,292	80,646	241,938	241,938	0

Metavit - Atudot (Yahalom)	53,797	26,898	80,695	80,695	0

Analyst Hishtalmut Menayot	16,000	8,000	24,000	24,000	0

Analyst Menayot	35,000	17,500	52,500	52,500	0

Analyst Hishtalmut Klali	246,161	123,081	369,242	369,242	0

Analyst Merkazit Lepitzuim	23,000	11,500	34,500	34,500	0

Analyst Kalali	97,000	48,500	145,500	145,500	0

Analyst Hishtalmut Klali Bet	68,000	34,000	102,000	102,000	0

Analyst Klali Bet	160,000	80,000	240,000	240,000	0

TOTAL	8,142,705	4,071,352	12,214,057	12,214,057	0

PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Class A Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

—	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

—	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

—	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

—	an exchange distribution in accordance with the rules of the applicable exchange;

—	privately negotiated transactions;

—	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

—	a combination of any such methods of sale; and

—	any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the Class A Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Class A Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        Upon Ampal being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Class A Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Class A Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer (s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon Ampal being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Class A Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

        The selling stockholders also may transfer the shares of Class A Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Class A Stock will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to Ampal that it acquired the securities subject to this Registration Statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

        Ampal has advised each selling stockholder that it may not use shares registered on this Registration Statement to cover short sales of Class A Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a selling stockholder uses this prospectus for any sale of the Class A Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement.

        Ampal is required to pay all fees and expenses incident to the registration of the shares, but Ampal will not receive any proceeds from the sale of the Class A Stock. Ampal has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

Description of Class A Stock and Related Rights

        The following summary does not purport to be complete. You should read the available provisions of the New York Business Corporation Law (“NYBCL”), our Restated Certificate of Incorporation, as amended and our by-laws, as amended. In addition, please note that this summary does not purport to describe any United States federal securities laws, SEC rules or regulations or regulations of the NASDAQ that are also applicable to Ampal’s shareholders. If you would like more information on the provisions of our Restated Certificate of Incorporation or by-laws, you may review our certificate of incorporation and our by-laws, each of which is incorporated by reference as an exhibit to the registration statement we have filed with the SEC. See “Where You Can Find More Information.”

Authorized Capital Stock

        We are authorized to issue up to 100,000,000 shares of Class A Stock, par value $1.00 per share, which is our sole class of common stock. As of May 7, 2007, we had outstanding 49,355,791 shares of Class A Stock, excluding 5,574,789 treasury shares. We have no other capital stock authorized.

Dividends

        Holders of Class A Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for that purpose. We have not paid a dividend on our Class A Stock since 1995 and did so only sporadically prior to that time.

Voting Rights

        Each share of Class A Stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of Class A Stock do not have cumulative voting rights, which means that any holder or holders, acting in concert, of more than 50% of the Class A Common Stock can elect all of the directors if that person or persons chooses to do so.

Liquidation

        In the event of our liquidation, dissolution or winding up, holders of Class A Stock are entitled to ratable distribution of the remaining assets available for distribution to shareholders.

Preemptive Rights and Redemption Provisions

        The Class A Stock is not subject to redemption by operation of a sinking fund or otherwise.

        No holder of Class A Stock, now or hereafter authorized, has any preferential or preemptive right to subscribe for, purchase or receive any Class A Stock, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares or any securities convertible into or exchangeable for, or carrying options or warrants for, or other rights to purchase, such shares, which may at any time be issued, sold or offered for sale by Ampal.

        The issued and outstanding Class A Stock, once fully paid, are nonassessable.

Options/Warrants

        As of May 7, 2007 there are (i) 4,071,352 shares of Class A Stock reserved for issuance upon the exercise of outstanding warrants, (ii) 13,078,540 shares of Class A Stock issuable in connection with the purchase by Merhav Ampal Energy, Ltd., our wholly-owned subsidiary, of shares of East Mediterranean Gas Co. S.A.E. upon the exercise of a conversion of an outstanding promissory note, and (iii) 1,796,625 shares of Class A Stock reserved for issuance in connection with our stock incentive plan.

Certain Provisions of the Certificate of Incorporation and By-Laws

Number, Vacancies and Removal of Directors

        Our directors are elected annually at our annual meeting of shareholders. The number of our directors may be fixed from time to time by a resolution adopted by a majority of our entire Board, but the Board of Directors may not consist of fewer than three nor more than twenty-nine directors. A director may be removed with or without cause by the vote of the shareholders at a meeting or for cause by vote of the Board of Directors at a meeting. Any director vacancies for any reason, including for newly created directorships, may be filled by a vote of a majority of directors then in office, or by the shareholders.

Special Shareholder Meetings

        A special meeting of our shareholders can be called by our Chief Executive Officer, President or Secretary or by any officer, by order of our Board of Directors, or upon request in writing of shareholders holding 25% of the outstanding shares.

New York Anti-Takeover Law

        We are subject to the provisions of Section 912 of the New York Business Corporation Law, or BCL, which prohibits certain business combinations with interested shareholders and prevents certain persons from making a takeover bid for a New York corporation unless certain prescribed requirements are satisfied. Section 912 of the BCL defines an “interested shareholder” as any person that:

—	is the beneficial owner of 20% or more of the outstanding voting stock of a New York corporation, or

—	is an affiliate or associate of the corporation and at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the corporation’s then outstanding voting stock.

        Section 912 of the BCL provides that a New York corporation may not engage in a business combination, such as a merger, consolidation, recapitalization or disposition of stock, with any interested shareholder for a period of five years from the date that such person first became an interested shareholder unless the business combination was first approved by the board of directors prior to date such person became an interested shareholder.

        Additionally, a New York corporation may not engage at any time in any business combination with an interested shareholder unless:

—	the business combination is approved by the board of directors prior to the date such person first became an interested shareholder,

—	the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder at a meeting of shareholders occurring no earlier that five years after such person first became an interested shareholder, or

—	the consideration to be paid to all of the shareholders in connection with the business combination is at least equal to the greater of (i) the price paid by the interested shareholder for the interest in the corporation or (ii) the market value of the stock of the corporation equal to the greater of its value when acquired by the interested shareholder or when the announcement of the business combination was made.

        The effect of Section 912 of the BCL may be to delay or prevent the consummation of a transaction which is favored by a majority of shareholders.

Limitation of Liability of Directors

        Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its shareholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, or (iv) for any transaction from which the director receives an improper personal benefit. Our certificate of incorporation provides that our directors shall not be liable to us or our shareholders for a breach of their duties to the fullest extent in which elimination or limitation of the liability of directors are permitted by the BCL.

Indemnification of Officers and Directors

        Our By-laws contain provisions requiring indemnification of our directors and officers to the fullest extent authorized by the laws and statutes of the State of New York. Our By-laws require us to indemnify any person by reason of the fact that such person, his testator, or intestate is or was a director or officer of Ampal against any reasonable expenses (including attorneys’ fees), actually and necessarily incurred by him in connection with any action or proceeding (or any appeal therein) brought (or threatened to be brought) by third parties except if such person breached his duty to us. The By-laws require us to indemnify any person by reason of the fact that such person, his testator or intestate is or was a director or officer of Ampal against any and all judgments, fines, amounts paid in settlement, and reasonable expenses (including attorney’s fees) actually and necessarily incurred by him in connection with any action or proceeding (or any appeal therein) brought (or threatened to be brought) by third parties including, without limitation, one by or in the right of any other corporation which such person served in any capacity at our request, if such person acted in good faith, for a purpose which he believed to be in our best interests, and in criminal actions or proceedings in which he had no reasonable cause to believe that his conduct was unlawful. Our By-laws further provide that indemnification for expenses as described above may be paid in advance of the final disposition of such action or proceeding in the manner authorized by the laws and statutes of the State of New York subject to repayment by the person, his testator or intestate, to the extent such advances exceed the indemnification to which such person is entitled or if such person is ultimately found not entitled to indemnification under the laws and statutes of the State of New York.

        Effective January 29, 2007, we purchased a Directors and Officers Liability Policies in the aggregate amount of $35,000,000 issued by XL Specialty Insurance Company. The cost of the policies, which expire January 29, 2008, was $575,000.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We are allowed to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or subsequently incorporated by reference in, this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

—	Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on April 2, 2007.

—	Quarterly Report on Form 10-Q for the period ended March 31, 2007, filed with the SEC on May 15, 2007.

—	Current Reports on Form 8-K, filed with the SEC on January 3, 2007, February 12, 2007 and February 21, 2007.

—	Definitive Proxy Statement, filed with the SEC on January 12, 2007, relating to a special meeting of shareholders to be held on February 7, 2007.

—	The description of Class A Stock contained in the Registration Statement on Form 8-A, filed with the SEC on May 3, 2000.

—	All documents subsequently filed by Ampal pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into the prospectus.

        Any statement contained in this prospectus, or in a document incorporated by reference, shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide to each person, including any beneficial owner to whom a prospectus is delivered, copies of all documents incorporated by reference. These documents will be provided without charge upon written or oral request at the following address and telephone number:

Ampal-American Israel Corporation
111 Arlozorov Street
Tel Aviv, Israel 62098
Tel: 972-3-6080100
Attn: Corporate Secretary

        If you request any such documents from us, we will mail them to you by mail, or another equally prompt means, within one business day after we receive your request. These documents will be provided at no cost to the requestor. Our web site address, where the incorporated reports and other documents may be accessed is http://www.ampal.com/pages/IR/sec_list.php. However, the information on our website that does not relate to the documents specifically incorporated by reference does not constitute a part of this prospectus.

        We have not authorized anyone to give any information or make any representation about this offering that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, you should not rely on any other information. If you are in a jurisdiction where offers to purchase, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy these reports and other information filed by us at the Public Reference Section of the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services, at the web site maintained by the SEC at http://www.sec.gov or at our web site at http://www.ampal.com.

        According to Chapter E’3 of the Israeli Securities Law and regulations promulgated thereunder, starting August 8, 2006, we are required to file with the ISA and the TASE any document that we are required to file or that we have furnished or made public to our investors in accordance with U.S. law and any other information that we receive from our shareholders regarding their holdings in Ampal, and which was furnished or that has to be furnished, according to U.S. law, to our shareholders. Such filings are available on the TASE’s website (http://maya.tase.co.il/bursa/index.asp), and are also available on the ISA’s website (http://www.magna.isa.gov.il).

EXPERTS

        The audited financial statements of Ampal-American Israel Corporation (the “Company”) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006, except as they relate to: Bay Heart Ltd. (fiscal 2006, 2005 and 2004), Carmel Container Systems Ltd. (fiscal 2006, 2005 and 2004), Coral World International Ltd. (fiscal 2006, 2005 and 2004), Epsilon Investment House Ltd. (fiscal 2004), Hod Hasharon Sport Center Ltd. (fiscal 2006, 2005 and 2004), Hod Hasharon Sport Center (1992) Limited Partnership (fiscal 2006, 2005 and 2004) and Renaissance Investment Co. Ltd. (fiscal 2004), have been so incorporated in reliance on the report of Kesselman & Kesselman CPAs (ISR) A member of PricewaterhouseCoopers International Limited , an independent registered public accounting firm, and, insofar as they relate to:

—	Bay Heart Ltd. (fiscal 2006, 2005 and 2004), by Brightman Almagor & Co., Certified Public Accountants Member firm of Deloitte Touche Tohmatsu

—	Carmel Container Systems Ltd. (fiscal 2006, 2005 and 2004), by Kost Forer Gabbay & Kasierer Member ofErnst & Young Global

—	Coral World International Ltd. (fiscal 2006, 2005 and 2004), by Fahn Kanne & Co. CPAs (ISR)

—	Epsilon Investment House Ltd. (fiscal 2004), by Kost Forer Gabbay & Kasierer

—	Hod Hasharon Sport Center Ltd. (fiscal 2006, 2005 and 2004), by KPMG Somekh Chaikin

—	Hod Hasharon Sport Center (1992) Limited Partnership (fiscal 2006, 2005 and 2004), by KPMG Somekh Chaikin

—	Renaissance Investment Co. Ltd. (fiscal 2004), by Kost Forer Gabbay & Kasierer whom are all independent registered public accounting firms, and whose reports thereon are separately incorporated in this Prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Company’s financial statements have been incorporated in this Prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 in reliance on the reports of such independent registered public accounting firms given on the authority of such firms as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Bryan Cave LLP, New York, New York.

ENFORCEMENT OF CIVIL LIABILITIES

        There is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

—	the judgment is enforceable in the state in which it was given;

—	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

—	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

—	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

—	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

        If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

12,214,057

Shares

AMPAL-AMERICAN ISRAEL CORPORATION

Class A Stock

PROSPECTUS

June 5, 2007